Exhibit (m)(8)

AMENDED AND RESTATED SCHEDULE I TO DISTRIBUTION PLAN

Schedule I

Series	Fee Rate	Inception Date
Alpha Architect U.S. Quantitative Value ETF	0.25%	October 21, 2014
Alpha Architect International Quantitative Value ETF	0.25%	December 16, 2014
Alpha Architect U.S. Quantitative Momentum ETF	0.25%	December 1, 2015
Alpha Architect International Quantitative Momentum ETF	0.25%	December 22, 2015
Alpha Architect Value Momentum Trend ETF	0.25%	May 2, 2017
Gadsden Dynamic Multi-Asset ETF	0.25%	November 14, 2018
Freedom 100 Emerging Market ETF	0.25%	May 22, 2019
Merlyn.AI Bull-Rider Bear-Fighter ETF	0.25%	October 16, 2019
Merlyn.AI Tactical Growth and Income ETF	0.25%	February 24, 2020
UPHOLDINGS Compound Kings ETF	0.25%	December 29, 2020
Merlyn.AI SectorSurfer Momentum ETF	0.25%	December 29, 2020
Merlyn.AI Best-of-Breed Core Momentum ETF	0.25%	January 12, 2021
Freedom Day Dividend ETF	0.25%	May 4, 2021
Sparkline Intangible Value ETF	0.25%	June 28, 2021
Viridi Bitcoin Miners ETF	0.25%	July 19, 2021
Discipline Fund ETF	0.25%	September 20, 2021
Generation Z ETF	0.25%	December 15, 2021
Guru Favorite Stocks ETF	0.25%	December 15, 2021
ROC ETF	0.25%	March 23, 2022
Relative Sentiment Tactical Allocation ETF	0.25%	May 18, 2022
AOT Growth and Innovation ETF	0.25%	June 28, 2022
Strive U.S. Energy ETF	0.25%	August 8, 2022
Argent Mid Cap ETF	0.25%	August 16, 2022
Strive 500 ETF	0.25%	September 14, 2022
Altrius Global Dividend ETF	0.25%	September 29, 2022
Strive U.S. Semiconductor ETF	0.25%	October 5, 2022
Burney U.S. Factor Rotation ETF	0.25%	October 13, 2022
EA Bridgeway Blue Chip ETF	0.25%	October 14, 2022
Strive Dividend Growth ETF	0.25%	November 10, 2022
Strive 1000 Growth ETF	0.25%	November 10, 2022
Strive 1000 Value ETF	0.25%	November 10, 2022
Strive 2000 ETF	0.25%	November 10, 2022
Alpha Architect High Inflation and Deflation ETF	0.25%	November 17, 2022
Alpha Architect 1-3 Month Box ETF	0.25%	November 21, 2022
Alpha Architect Tail Risk ETF	0.25%	November 21, 2022